Exhibit 16.1

April 22, 2010

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Banks.com, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of Banks.com, Inc.’s Form 8-K report dated April 22, 2010. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

HACKER, JOHNSON & SMITH PA

/s/ Hacker, Johnson & Smith PA